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                          EXHIBIT 99.1


          AGREEMENT TO FURNISH EXHIBITS AND SCHEDULES


HemaCare Corporation (the "Registrant") hereby agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibit or schedule to the Asset Purchase Agreement, dated as of May 2, 1996, among HemaBiologics, Inc. (a wholly owned subsidiary of the Registrant), the Registrant and Atopix Pharmaceuticals Corporation (the "Asset Purchase Agreement"), filed with this Report as Exhibit 2.1. The Asset Purchase Agreement includes a list briefly identifying the omitted exhibits and schedules.

HemaCare Corporation also agrees to furnish supplementally a copy of Exhibit A - 1996 Cash Flow Requirements for Financial Covenant Purposes to the Revolving Credit Agreement, dated April 30, 1996, between the Registrant and Bank Leumi Le-Israel, B.M., filed with this Report as Exhibit 10.1.

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